Exhibit 8.1
September 1, 2005
Ashford Hospitality Trust, Inc.
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Ladies and Gentlemen:
     We have acted as counsel to Ashford Hospitality Trust, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Form S-3 (the “Registration Statement”) with respect to the issuance and resale (the “Offering”) of up to 333,333 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”) issuable upon exchange for the redemption of an equal number of units of limited partnership interest in Ashford Hospitality Limited Partnership, the Company’s operating partnership, such Registration Statement as filed with the Securities and Exchange Commission (“SEC”) on August September 1, 2005. You have requested our opinion as to certain United States federal income tax matters in connection with the Offering.
     In connection with our opinion, we have examined and relied upon the following:
     1. the Company’s Articles of Amendment and Restatement, in the form filed as an exhibit to the Registration Statement;
     2. the Company’s Articles Supplementary (Series A Preferred Stock), in the form filed as an exhibit to the Registration Statement;
     3. the Company’s Articles Supplementary (Series B Preferred Stock), in the form filed as an exhibit to the Registration Statement;
     4. the Company’s Amended and Restated Bylaws, as amended by Amendment No. 1 thereto, in the form filed as an exhibit to the Registration Statement;
     5. the Registration Statement, including the prospectus (the “Prospectus”) contained as a part thereof;
     6. the Certificate of Limited Partnership of Ashford Hospitality Limited Partnership (the “Operating Partnership”) effective July 25, 2003, as certified by the Secretary of State of the State of Delaware;

Ashford Hospitality Trust, Inc.
September 1, 2005

     7. the Second Amended and Restated Limited Partnership Agreement of the Operating Partnership between Ashford OP General Partner LLC, as the general partner, and Ashford OP Limited Partner LLC, and certain officers, directors and others as the limited partners (the “Operating Partnership Agreement”), as amended through September 1, 2005, as certified by the Secretary of the Company, as the sole member of the general partner of the Operating Partnership;
     8. the leases entered into between any taxable REIT subsidiary of the Company and the Partnership/Limited Liability Company Subsidiaries, a form of which is attached to the Officer’s Certificate (as defined below);
     9. the articles of incorporation, bylaws and stock ownership information of each corporation and its subsidiaries in which the Company directly or indirectly owns an interest, as set forth in the Officer’s Certificate (the “Corporate Subsidiaries”);
     10. the certificate of formation, if applicable, and the partnership agreement or limited liability company operating agreement, as applicable, of each partnership or limited liability company in which the Company directly or indirectly owns an interest (other than through Ashford TRS Corporation or Ashford TRS VI Corporation), as set forth in the Officer’s Certificate (the “Partnership/Limited Liability Company Subsidiaries”); and
     11. such other documents, records and matters of law as we have deemed necessary or appropriate for rendering this opinion.
     In our examination, we have assumed (i) the authenticity and completeness of all original documents reviewed by us in original or copy form, (ii) the conformity to the original documents of all documents reviewed by us as copies, including electronic copies, (iii) the authority and capacity of the individual or individuals who executed any document on behalf of any person or entity to so execute such document, (iv) the genuineness of all signatures on documents examined by us, and (v) the accuracy and completeness of all records made available to us. We have assumed that each unexecuted document submitted to us for our review will be executed in a form materially identical to the form we reviewed. In connection with the opinion rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate, and have assumed that all representations made “to the best knowledge of” any person will be true, correct and complete as if made without that qualification. We have also assumed, with your consent, that:
     1. for its taxable years ending December 31, 2003, and December 31, 2004, and in future taxable years, the Company did and will operate in a manner that will make the representations contained in a certificate, dated September 1, 2005, and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;
     2. the Company has not made and will not make any amendments to its organization documents or allow amendments to the Operating Partnership Agreement or

Ashford Hospitality Trust, Inc.
September 1, 2005

organization documents of the Corporate Subsidiaries or partnership agreements of the Partnership/Limited Liability Company Subsidiaries after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), for any taxable year; and
     3. no action has been or will be taken by the Company, the Operating Partnership, the Partnership/Limited Liability Company Subsidiaries or the Corporate Subsidiaries after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.
     Based on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the discussion in the Prospectus under the caption “Federal Income Tax Consequences Of Our Status As A REIT” (which is incorporated herein by reference), we are of the opinion that:
     (a) for the Company’s taxable years ending on December 31, 2003, and December 31, 2004, the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code, and the Company’s organization and present and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and
     (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Federal Income Tax Consequences Of Our Status As A REIT” are correct in all material respects, and the discussion thereunder expresses the opinion of Andrews Kurth LLP insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters.
     We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.
     The foregoing opinions are limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to other United States federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions, all of which are subject to change and new interpretation, both prospectively and retroactively. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT. Although the conclusions set forth herein represent our best judgment as to the probable outcome on the merits of such matters, the Internal Revenue Service and the

Ashford Hospitality Trust, Inc.
September 1, 2005

courts are not bound by, and may disagree with, the conclusions set forth herein. This opinion is rendered only as of the date hereof, and we assume no obligation to update our opinion to address other facts or any changes in law or interpretation thereof that may hereafter occur or hereafter come to our attention. If any one of the statements, representations, warranties or assumptions that we have relied upon to issue these opinions is incorrect in a material respect, our opinions might be adversely affected and may not be relied upon.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Andrews Kurth LLP under the captions “Federal Income Tax Consequences Of Our Status As A REIT” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,
/s/ Andrews Kurth LLP

TWF; TRP

OFFICER’S CERTIFICATE TO COUNSEL
FOR ASHFORD HOSPITALITY TRUST, INC.
REGARDING CERTAIN INCOME TAX MATTERS
September 1, 2005
     I, David Kimichik, Chief Financial Officer and Treasurer of Ashford Hospitality Trust, Inc. (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) with respect to the issuance and resale of up to 333,333 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”) issuable upon exchange for the redemption of an equal number of units of limited partnership interest in Ashford Hospitality Limited Partnership, the Company’s operating partnership, such Registration Statement as filed with the Securities and Exchange Commission (“SEC”) on September 1, 2005, hereby certify to Andrews Kurth LLP that to the best of my knowledge following independent investigation, each of the following statements is true and correct for the period commencing with formation of the Company in 2003 through the date of this Certificate (the “Relevant Period”) and, to the best of my knowledge, will be true and correct for all future years, unless the board of directors of the Company makes a decision not to qualify and operate as a REIT for federal income tax purposes.
     The Company holds a capital interest in Ashford OP General Partner LLC, Ashford OP Limited Partner LLC and indirectly a capital interest in Ashford Hospitality Limited Partnership and the subsidiary partnerships and limited liability companies owned by Ashford Hospitality Limited Partnership (Ashford Hospitality Limited Partnership and the subsidiary partnerships and limited liability companies constitute the “Partnerships”). Exhibit “A” contains a list of all of the Company’s corporate and partnership/limited liability company subsidiaries. For each of the following statements and definitions, the Company will, according to its relevant, direct or indirect, capital interest in the Partnerships, (1) be deemed to own a proportionate share of each of the assets of the Partnerships and (2) be deemed entitled to the income attributable to such interest in the Partnerships. If the Company owns any Qualified REIT Subsidiary, all assets, liabilities, and items of income, deduction, and credit of the Qualified REIT Subsidiary shall be treated as assets, liabilities, and such items (as the case may be) of the Company. Terms which are not defined in this Certificate are defined in Exhibit “B.”
     1. One hundred (100) or more persons held and will hold the beneficial ownership of the Company during at least three hundred and thirty-five (335) days of each complete taxable year of the Company (or during a proportionate part of a taxable year of less than twelve (12) months) (other than the taxable year ended December 31, 2003). During each entire taxable year of the Company, (i) the Company was and will be managed by one or more directors, (ii) beneficial ownership in the Company was and will be evidenced by transferable shares, (iii) the Company would have been and would be taxable as a domestic corporation but for the REIT provisions of the Code, and (iv) the Company neither was nor will be a financial institution nor an insurance company subject to special provisions of the federal income tax laws.
     2. After applying the Attribution Rules, five (5) or fewer Persons did not and will not own either directly or indirectly more than fifty percent (50%) in value of the Company’s outstanding stock at any time during the last half of any of its taxable years (other than the taxable year ended December 31, 2003). Subparagraphs (ii), (iii) and (vi) of the Attribution Rules shall only be applied for this purpose if the effect is to cause five (5) or fewer Persons to own directly or indirectly more than fifty percent (50%) in value of the Company’s outstanding stock during the last half of any of its taxable years.
     3. The Company has timely filed with its federal income tax return for the taxable period ended December 31, 2003, an election to be a REIT and such election will not be Revoked nor knowingly terminated.
     4. Other than the Qualified REIT Subsidiary, Ashford Hospitality Finance General Partner Corp., owned by the Company from November 20, 2003, to April 6, 2004, neither the Company nor the Partnerships own or have owned any interest in any corporation other than Ashford TRS Corporation (“TRS”) or Ashford TRS VI Corporation (“TRS VI”) and will not own any other corporations other than a Qualified REIT Subsidiary or a Taxable REIT Subsidiary. TRS and TRS VI are fully taxable corporations. TRS and TRS VI have not and will not directly or indirectly operate or manage any hotels or provide rights to any brand name. TRS and TRS VI have and will lease hotels from the Partnerships, but the hotels have been and will be operated on behalf of TRS and TRS VI by one or more Eligible Independent Contractors. The Company has made a valid, timely election to classify TRS and TRS VI and will make a valid, timely election to classify each other corporate subsidiary not constituting a Qualified REIT Subsidiary as a Taxable REIT Subsidiary.
     5. The following statements are true for each taxable year during the Relevant Period ending before January 1, 2005, and, based upon the facts as they exist on the date of this Certificate, I have no reason to believe the following statements will not be true for taxable years beginning after December 31, 2004:
     (a) At least ninety-five percent (95%) of the gross income of the Company (excluding gross income from Prohibited Transactions) was and will be derived from (i) dividends, (ii) interest, (iii) rents from real property, (iv) gain from the sale or other disposition of stock, securities and real property (including Interests in Real Property and interests in mortgages on real property) which is not Section 1221(a)(1) Property, (v) abatements and refunds of taxes on real property, (vi) income and gain derived from Foreclosure Property, (vii) amounts (other than amounts the determination of which depends in whole or in part on income or profits of any person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property, or (B) to purchase or lease real property (including Interests in Real Property and interests in mortgages on real property), and (viii) gain from the sale or other disposition of a Real Estate Asset which is not a Prohibited Transaction.
     (b) At least seventy-five percent (75%) of the gross income of the Company (excluding gross income from Prohibited Transactions) was and will be derived from (i) rents from real property, (ii) interest on obligations secured by mortgages on real property or on Interests in Real Property, (iii) gain from the sale or other disposition of real property (including Interests in Real Property and interests in mortgages on real property) which is not Section 1221(a)(1) Property, (iv) dividends or other distributions on, and gain (other than gain from Prohibited Transactions) from the sale or other disposition of transferable shares (or transferable certificates of beneficial interests) in other REITs, (v) abatements and refunds of taxes on real property, (vi) income and gain derived from Foreclosure Property, (vii) amounts (other than amounts, the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property, or (B) to purchase or lease real property (including Interests in Real Property and interests in mortgages on real property), (viii) gain from the sale or other disposition of a Real Estate Asset which is not a Prohibited Transaction, and (ix) Qualified Temporary Investment Income.
     (c) The deduction for dividends paid by the Company (without regard to capital gains dividends) was equal to or exceeded and will equal or exceed (A) the sum of (i) ninety percent (90%) of the Company’s taxable income for the taxable year (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and (ii) ninety percent (90%) of the excess of the net income from Foreclosure Property over the tax imposed on such income, minus (B) any Excess Noncash Income.
     (d) If the Company has any dividend reinvestment plans (“Plans”), the Company and the plan administrator under the Plans have administered and will administer each Plan in accordance with the terms of such Plan throughout the portion of the Relevant Period during which the Plans are in existence.
     (e) The dividends paid by the Company on the Company’s stock were and will be made pro rata, with no preference to any share of a class of stock as compared with other shares of such class of stock. The differences in amounts and preferences paid with respect to each class of the Company’s stock will be in accordance with the Company’s Articles of Incorporation. Notwithstanding the foregoing, stock of the Company may be issued from time to time pursuant to the related Plan at a discount not exceeding five percent (5%) of the fair market value of such stock on the applicable dividend payment date.
     6. At the close of each quarter of each taxable year (i) at least seventy-five percent (75%) of the value of the total assets of the Company was and will be represented by Real Estate Assets, cash and cash items (including receivables), and government securities, and (ii) (A) not more than twenty-five percent (25%) of the value of the total assets of the Company was or will be represented by securities (other than government securities), (B) not more than twenty percent (20%) of the value of the Company’s total assets was or will be represented by securities of one or more Taxable REIT Subsidiaries, (C) except with respect to a Taxable REIT Subsidiary and government securities (or Qualified REIT Subsidiaries)—(I) not more than five percent (5%) of the value of the total assets of the Company was or will be represented by securities of any one issuer, (II) the Company did not and will not hold securities having a value of more than ten percent (10%) of the total voting power of the outstanding securities of any one issuer, and (III) the Company did not and will not hold securities possessing more than ten percent (10%) of the total value of the outstanding securities of any one issuer.

     7. The Company has satisfied and will satisfy the record keeping requirements applicable to REITs which are set forth in Treasury Regulation section 1.857-8, a copy of which is attached as Exhibit “C.”
     8. The Company has always had and will always have a taxable year ending on December 31.
     9. The Company has no current or accumulated earnings and profits, as determined pursuant to section 312 of the Code, arising from any taxable year of the Company, or any predecessor of the Company (or any corporation liquidated or merged into the Company in a tax-free transaction), during which the Company and such predecessor were not treated as a REIT for federal income tax purposes.
     10. The Company has not issued and will not issue any shares of the Company’s preferred stock if the stock is redeemable under the Company’s Articles of Incorporation, as amended, at a premium to its issue price at the Company’s option and if: (i) the stock is issued to a holder that is related to the Company within the meaning of sections 267(b) or 707(b) of the Code (for purposes of applying sections 267(b) and 707(b) of the Code, the phrase “20 percent” shall be substituted for the phrase “50 percent”), (ii) there is any plan, arrangement or agreement that effectively requires or is intended to compel the Company to redeem such stock, or (iii) exercise of the right to redeem will reduce the yield of such stock. The Company has not issued and will not issue any shares of the Company’s preferred stock at a price less than the respective redemption price of such shares under the Company’s Articles of Incorporation, as amended, if (A) the Company is required to redeem the stock at a premium to its issue price at a specified time or (B) the holder has the option to require the Company to redeem the stock, unless in each case the Company’s obligation to redeem or the holder’s ability to require the Company to redeem is subject to a contingency that is beyond the legal or practical control of either the holder or the holders as a group (or through a related party within the meaning of sections 267(b) and 707(b) of the Code) and that, based on all of the facts and circumstances as of the issue date, renders remote the likelihood of redemption.
     11. Neither the Company, nor a direct or indirect owner of ten percent (10%) of more of the Company’s shares, owns or will own, actually or constructively, ten percent (10%) or more of a tenant, other than a Taxable REIT Subsidiary, from whom the Company or the Partnerships receives rent.
     10. With regard to any leases entered into between any Taxable REIT Subsidiary of the Company and any of the Partnerships (the “Leases,” a form of which is attached as Exhibit “D”):
     (a) TRS or another Taxable REIT Subsidiary has been and will be in physical possession of the property subject to the Leases and the Taxable REIT Subsidiary has had and will have the right to exclusive possession, use and quiet enjoyment of the properties during the term of the Leases;

     (b) Rent under the Leases has been and will be determined based on a minimum base rent (which may be adjusted over the term of the Lease pursuant to a fixed formula) plus fixed percentage rent based on gross revenues plus additional charges;
     (c) The percentages of gross revenues payable under the Leases has been and will be fixed at the time the Leases are entered into, have not been and will not be renegotiated during the term of the Leases in such a way that has the effect of basing percentage rent on income or profits, and has conformed and will conform with normal business practices;
     (d) TRS or another Taxable REIT Subsidiary has bore and will bear the cost of, and has been and will be responsible for, day-to-day maintenance and repair of the property subject to the Leases and, subject to any related management agreement, generally has dictated and will dictate how the property subject to each Lease was and will be operated, maintained and improved;
     (e) TRS or another Taxable REIT Subsidiary has bore and will bear the costs and expenses of operating the properties subject to the Leases, including the cost of any inventory used in their operation, other than real estate taxes, certain property insurance and capital improvements;
     (f) TRS or another Taxable REIT Subsidiary has benefited and will benefit from any savings in the costs of operating the hotels during the term of any percentage leases;
     (g) TRS or another Taxable REIT Subsidiary has been obligated and will be obligated to pay substantial fixed rent for the period of use of the properties;
     (h) The total rent payments under the Leases have not substantially exceeded and will not substantially exceed the rental value of the hotels for the term of the Leases;
     (i) Rent attributable to personal property under each Lease has not exceeded and will not exceed fifteen percent (15%) of the total rent received under such Lease. Rent attributable to personal property is the amount that bears the same ratio to total rents for the taxable year as the average of the fair market values of the personal property at the beginning and end of each taxable year bears to the average of the aggregate fair market values of both real and personal property subject to the Lease at the beginning and end of such taxable year.
     13. With respect to any hotel or other properties the Company or the Partnerships owns or acquires in the future, neither the Partnerships nor the Company has charged or received or will charge or receive rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues as described in paragraph 12.
     14. The Partnerships have not performed and will not perform any services, other than customary services, for TRS or any other Taxable REIT Subsidiary either with respect to hotel properties already owned or those acquired in the future. Services are considered customary if, in the geographic market in which the property is located, tenants of the property which are of a similar class are customarily provided the service. Notwithstanding the previous sentence, in no event have the Partnerships managed or operated or will the Partnerships manage or operate any hotel property leased by a Taxable REIT Subsidiary of the Company.
     15. The Company and the Partnerships have not entered into any hedging transactions other than those on Exhibit “E”. The Company and the Partnerships intend to structure any hedging transactions either enters into in a manner that does not jeopardize the Company’s status as a REIT.
     16. Neither the Company nor any subsidiary of the Company has elected nor shall elect to treat any subsidiary of the Company as a corporation for federal income tax purposes, other than TRS, TRS VI, any other corporation intended to qualify as a Taxable REIT Subsidiary and for which a valid, timely election is made to be treated as a Taxable REIT Subsidiary, and any Qualified REIT Subsidiary.
     17. The following loans are secured by either a first or second lien on Real Estate Assets:
     (a) a $6.6 million junior loan related to Northland Inn and Executive Conference Center; and
     (b) a $15 million junior participation in a loan related to Adam’s Mark Hotel – Denver.
     18. The following loans are within the Safe Harbor Provisions of Revenue Procedure 2003-65:
     (a) a $25 million junior participation in a Junior Mezzanine Loan related to 17 Wyndham Hotels;
     (b) a $10 million junior loan related to Hilton — Times Square;
     (c) a $15 million junior loan related to Embassy Suites – Logan Airport;1
     (d) an $11 million junior loan related to the Westin Westminster Hotel;
     (e) a $5 million loan related to Hotel Teatro;
     (f) an $8 million loan related to Viceroy Hotel;
     (g) an $8 million loan related to Penn’s Landing;
     (h) an $8.5 million loan related to Garden Grove;

[1]	This loan is additionally secured by a Guaranty and Additional Collateral Letters of Credit (as such terms are defined in the Mezzanine Loan Agreement) but is otherwise within the Safe Harbor Provisions of Revenue Procedure 2003-65.

     (i) a $4 million loan related to Marriott Cool Springs; and
     (j) a $5.6 million loan related to Sheraton Gunter.
     19. The fair market value of the Real Estate Assets securing each loan described in paragraph 17 equals or exceeds the amount of the loan or participation, after reducing the fair market value of such Real Estate Assets by any senior liens encumbering such Real Estate Assets.
     20. Any fees the Company received in connection with the loans described in paragraphs 17 and 18 include only an amount that constitutes compensation for the use or forbearance of money and the determination of the amount does not depend in whole or in part on the income or profits of any person.
     21. Neither the Company nor any subsidiary of the Company has any loans that were made or entered into or acquired by the Company or any subsidiary of the Company with an intent to evict or foreclose, or when the Company or any subsidiary of the Company knew or had reason to know that default would occur.
     22. Noble Management Group, LLC, Remington Lodging and Hospitality, L.P., Pollin/Miller Hospitality Strategies, Inc., Day Hospitality Group, Inc., Dunn Hospitality Group Manager, Inc., Hyatt Corporation and Marriott International, Inc. have each qualified and will each qualify as Eligible Independent Contractors and the TRS has not had any other managers of its leased hotels.
     23. Exhibits “F” and “G” contain a true and correct listing of all Leases and loans (assets) to which the Company or TRS is or was a party during the Relevant Period. No other Leases or loans (assets) to which the Company or TRS is or will be a party are pending as of the date of this Certificate.
     24. The Company and the Ashford Hospitality Limited Partnership and their respective direct and indirect subsidiaries will continue to operate in a manner to make the representations contained in this Certificate true in the future.
     25. The Company will not make any amendments to its organization documents or allow amendments to the partnership agreement of Ashford Hospitality Limited Partnership or to the organization documents, partnership agreements or limited liability agreements of any of the Partnerships or other subsidiaries of the Company or the Partnerships after the date of this Certificate that would adversely affect the Company’s qualification as a REIT or that would cause Ashford Hospitality Limited Partnership to be classified for federal income tax purposes as an association taxable as a corporation or as a publicly traded partnership taxable as a corporation.
[Signature Page Follows]

     IN WITNESS WHEREOF, I have executed this Certificate as of the date first above written.

/s/ David Kimichik

David Kimichik,
as Chief Financial Officer and Treasurer of
Ashford Hospitality Trust, Inc.

EXHIBIT “A”
Corporate and Partnership/Limited Liability Company Subsidiaries
I. Taxable REIT Subsidiaries and their Subsidiaries:

	Jurisdiction of	Date of
	Formation/	Formation/	Date of
Name	Incorporation	Acquisition	Disposition

Ashford TRS Corporation (“TRS”)	Delaware	7/21/03	N/A

Ashford TRS I LLC[2]	Delaware	11/13/03	N/A

Ashford TRS II LLC[2]	Delaware	3/16/04	N/A

Ashford TRS III LLC[2]	Delaware	1/28/05	N/A

Ashford TRS IV LLC[2]	Delaware	1/28/05	N/A

Ashford TRS V LLC[2]	Delaware	1/28/05	N/A

Ashford TRS VI Corporation (“TRS VI”)	Delaware	5/26/05	N/A

Ashford TRS Lessee LLC[2]	Delaware	7/6/04	N/A

Ashford TRS Lessee I LLC[3]	Delaware	5/26/05	N/A

Ashford TRS Lessee II LLC[3]	Delaware	5/26/05	N/A

Ashford TRS Lessee III LLC[3]	Delaware	5/26/05	N/A

Ashford TRS Lessee IV LLC[4]	Delaware	6/2/05	6/20/05
(dissolved)

Ashford TRS Lessee V LLC[4]	Delaware	6/2/05	6/20/05
(dissolved)

Ashford TRS Lessee VI LLC[4]	Delaware	6/2/05	6/20/05
(dissolved)

Austin Embassy Beverage, Inc.[2]	Texas	3/9/98	N/A
(acq. 8/26/03)

BC Office General Partner LLC[2]	Delaware	6/4/04	1/19/05

BC Office Limited Partner LP5	Delaware	6/4/04	1/19/05

Bucks County Office LP5	Delaware	5/18/04	1/19/05

[2]	TRS subsidiary.

[3]	TRS VI subsidiary.

[4]	Certificate of formation filed with Secretary of State of Delaware but never organized.

[5]	This TRS subsidiary is a partnership.

Exhibit A-1

	Jurisdiction of	Date of
	Formation/	Formation/	Date of
Name	Incorporation	Acquisition	Disposition

Ruby Senior General Partner I LLC[3]	Delaware	5/26/05	N/A

Ruby Senior General Partner II LLC[3]	Delaware	5/26/05	N/A

Ruby Senior General Partner III LLC[3]	Delaware	5/26/05	N/A

Ruby Fishkill LP6	Delaware	5/27/05	N/A

Ruby Orlando International LP6	Delaware	5/27/05	N/A

Ruby Ft. Worth River Plaza LP6	Delaware	5/27/05	N/A

Ruby Tyler Hotel LP6	Delaware	5/27/05	N/A

Ruby Sacramento Cal Expo LP6	Delaware	5/27/05	N/A

Ruby Wilmington Newark LP6	Delaware	5/27/05	N/A

Ruby Providence Warwick LP6	Delaware	5/27/05	N/A

Ruby Ann Arbor LP6	Delaware	5/27/05	N/A

Ruby Miami Airport LP6	Delaware	5/27/05	N/A

Ruby Miami Lakes LP6	Delaware	5/27/05	N/A

Ruby Mt. Laurel LP6	Delaware	5/27/05	N/A

Ruby Ft. Worth Southwest LP6	Delaware	5/27/05	N/A

Ruby Newark LP6	Delaware	5/27/05	N/A

Ruby Portland Scarborough LP6	Delaware	5/27/05	N/A

Ruby Boston Tewksbury LP6	Delaware	5/27/05	N/A

[6]	This TRS VI subsidiary is a partnership.

Exhibit A-2

II. Partnership/Limited Liability Company Subsidiaries:
A. Direct Subsidiaries of Ashford Hospitality Trust, Inc.

	Jurisdiction of	Date of
	Formation/	Formation/	Date of
Name	Incorporation	Acquisition	Disposition

Ashford OP General Partner LLC	Delaware	5/13/03	N/A

Ashford OP Limited Partner LLC	Delaware	5/13/03	N/A

Ashford Hospitality Limited Partnership	Delaware	5/13/03	N/A

Exhibit A-3

B.	Direct or Indirect Subsidiaries of Ashford Hospitality Limited Partnership (other than Taxable REIT Subsidiaries and their Subsidiaries)

	Jurisdiction of	Date of
	Formation/	Formation/	Date of
Name	Incorporation	Acquisition	Disposition

Ashford Hospitality Finance General Partner LLC	Delaware	11/20/03	N/A

Ashford Mezz Borrower LLC	Delaware	7/12/04	N/A

Ashford Properties General Partner LLC	Delaware	7/16/03	N/A

Ashford Hospitality Finance LP	Delaware	11/20/03	N/A

Ashford Finance Subsidiary I General Partner LLC	Delaware	7/2/04	N/A

Ashford Finance Subsidiary I LP	Delaware	7/2/04	N/A

Bucks County Member LLC	Delaware	6/4/04	N/A

Ashford Bucks County LLC	Delaware	6/4/04	N/A

Ashford Senior General Partner LLC	Delaware	7/12/04	N/A

Ashford Senior General Partner I LLC	Delaware	5/26/05	N/A

Ashford Senior General Partner II LLC	Delaware	5/26/05	N/A

Ashford Senior General Partner III LLC	Delaware	5/26/05	N/A

Ashford Credit Holding LLC	Delaware	5/26/05	N/A

Ashford 1031 GP LLC	Delaware	5/26/05	N/A

Ashford Hospitality Finance California LP	Delaware	4/15/05	N/A

Ashford Hospitality Finance California General Partner LLC	Delaware	4/15/05	N/A

Ashford Properties General Partner Sub I LLC	Delaware	11/13/03	N/A

Ashford Jacksonville I LP	Delaware	10/27/03	N/A

Ashford Properties General Partner Sub II LLC	Delaware	3/16/04	N/A

Ashford Atlantic Beach LP	Delaware	2/11/04	N/A

Ashford Properties General Partner Sub III LLC	Delaware	5/12/04	N/A

Ashford BWI Borrower LLC	Delaware	5/12/04	N/A

Exhibit A-4

	Jurisdiction of	Date of
	Formation/	Formation/	Date of
Name	Incorporation	Acquisition	Disposition

Ashford BWI Airport LP	Delaware	5/12/04	N/A

Ashford Anaheim LP d/b/a AHT Anaheim LP in California	Delaware	9/22/04	N/A

Ashford Austin LP	Delaware	7/16/03	N/A

Ashford Bloomington LP	Delaware	7/14/04	N/A

Ashford Buena Vista LP	Delaware	1/26/04	N/A

Ashford Buford I LP	Delaware	6/25/04	N/A

Ashford Buford II LP	Delaware	6/25/04	N/A

Ashford Columbus LP	Delaware	9/25/03	N/A

Ashford Covington LP	Delaware	7/16/03	N/A

Ashford Dallas LP	Delaware	7/16/03	N/A

Ashford Dayton LP	Delaware	9/25/03	N/A

Ashford Dulles LP	Delaware	7/16/03	N/A

Ashford Evansville I LP	Delaware	7/14/04	N/A

Ashford Evansville II LP	Delaware	7/14/04	N/A

Ashford Evansville III LP	Delaware	7/14/04	N/A

Ashford Flagstaff LP	Delaware	9/25/03	N/A

Ashford Holtsville LP	Delaware	7/16/03	N/A

Ashford Horse Cave LP	Delaware	7/14/04	N/A

Ashford Jacksonville II LP	Delaware	10/27/03	N/A

Ashford Kennesaw I LP	Delaware	6/25/04	N/A

Ashford Kennesaw II LP	Delaware	6/25/04	N/A

Ashford Las Vegas LP	Delaware	7/16/03	N/A

Ashford Lawrenceville LP	Delaware	10/27/03	N/A

Exhibit A-5

	Jurisdiction of	Date of
	Formation/	Formation/	Date of
Name	Incorporation	Acquisition	Disposition

Ashford Louisville LP	Delaware	7/14/04	N/A

Ashford Mobile LP	Delaware	10/27/03	N/A

Ashford Phoenix LP	Delaware	9/25/03	N/A

Ashford Princeton LP	Delaware	7/14/04	N/A

Ashford Syracuse LP	Delaware	9/25/03	N/A

Ashford Terre Haute LP	Delaware	7/14/04	N/A

Ashford Tipton Lakes LP	Delaware	7/14/04	N/A

New Clear Lake Hotel GP LLC	Delaware	9/8/00	N/A
(acq. 3/16/05)

New Clear Lake Hotel LP	Delaware	10/3/00	N/A
(acq. 3/16/05)

Ashford Indy Airport LP	Delaware	1/28/05	N/A

Ashford Indy Airport GP LLC	Delaware	1/28/05	N/A

St. Petersburg Florida Hotel LP	Delaware	7/12/94	N/A
(acq. 3/16/05)

FL/NY GP LLC	Delaware	11/4/03	N/A
(acq. 3/16/05)

Ashford Milford LP	Delaware	1/28/05	N/A

Ashford Milford GP LLC	Delaware	1/28/05	N/A

New Beverly Hills Hotel LP	Delaware	10/3/00	N/A
(acq. 3/16/05)

New Beverly Hills GP LLC	Delaware	9/8/00	N/A
(acq. 3/16/05)

New Fort Tower I Hotel LP	Delaware	10/3/00	N/A
(acq. 3/16/05)

New Fort Tower II Hotel LP	Delaware	10/3/00	N/A
(acq. 3/16/05)

Exhibit A-6

	Jurisdiction of	Date of
	Formation/	Formation/	Date of
Name	Incorporation	Acquisition	Disposition

New Fort Tower I GP LLC	Delaware	9/8/00	N/A
(acq. 3/16/05)

New Fort Tower II GP LLC	Delaware	9/8/00	N/A
(acq. 3/16/05)

Minnetonka Minnesota Hotel LP	Delaware	5/25/93	N/A
(acq. 3/16/05)

Minnetonka Hotel GP LLC	Delaware	1/28/05	N/A

Rockland Massachusetts Hotel LP	Delaware	3/8/93	N/A
(acq. 3/16/05)

Rockland Hotel GP LLC	Delaware	1/28/05	N/A

Dallas Texas Hotel LP	Delaware	5/25/93	N/A
(acq. 3/16/05)

Dallas Hotel GP LLC	Delaware	1/28/05	6/29/05
(dissolved)
Georgia Peach Hotel LP	Delaware	11/10/92	N/A
(acq. 3/16/05)

Georgia Hotel GP LLC	Delaware	1/28/05	N/A

Key West Florida Hotel LP	Delaware	5/21/96	N/A
(acq. 3/16/05)

Key West Hotel GP LLC	Delaware	1/28/05	N/A

New Houston Hotel LP	Delaware	10/3/00	N/A
(acq. 3/16/05)

New Houston GP LLC	Delaware	9/8/00	N/A
(acq. 3/16/05)

Palm Beach Florida Hotel & Office Building LP	Delaware	3/28/95	N/A
(acq. 3/16/05)

Annapolis Maryland Hotel LP	Delaware	10/12/93	N/A
(acq. 3/16/05)

Annapolis Hotel GP LLC	Delaware	1/28/05	N/A

Exhibit A-7

	Jurisdiction of	Date of
	Formation/	Formation/	Date of
Name	Incorporation	Acquisition	Disposition

New Indianapolis Downtown Hotel LP	Delaware	10/3/00	N/A
(acq. 3/16/05)

New Indianapolis Downtown GP LLC	Delaware	9/8/00	N/A
(acq. 3/16/05)

Ashford Santa Fe LP	Delaware	1/11/05	N/A

Coral Gables Hotel GP LLC	Delaware	1/28/05	N/A

Massachusetts Hotel GP LLC	Delaware	1/28/05	N/A

Ashford Orlando Sea World LP	Delaware	5/27/05	N/A

Ashford Salt Lake LP	Delaware	5/27/05	N/A

Ashford Ruby Palm Desert I LP	Delaware	5/27/05	N/A

Ashford Ruby Palm Desert II LP	Delaware	5/27/05	6/24/05
(dissolved)

Ashford Charlotte LP	Delaware	5/27/05	N/A

Ashford Falls Church LP	Delaware	5/27/05	N/A

Ashford Gaithersburg LP	Delaware	6/1/05	N/A

Ashford Mira Mesa San Diego LP	Delaware	5/27/05	N/A

Ashford Irvine Spectrum Foothill Ranch LP	Delaware	5/27/05	N/A

Ashford Raleigh LP	Delaware	5/27/05	N/A

Ashford Centreville LP	Delaware	6/1/05	N/A

Ashford Crystal City LP	Delaware	5/27/05	N/A

Ashford Overland Park LP	Delaware	5/27/05	N/A

Ashford Alpharetta LP	Delaware	5/27/05	N/A

Ashford Hospitality Finance Gunter General Partner LLC	Delaware	7/5/05	N/A

Ashford Hospitality Finance Gunter LP	Delaware	7/5/05	N/A

Exhibit A-8

C.	Subsidiaries of Ashford TRS Corporation (1%) and Ashford Hospitality Limited Partnership (99%)

	Jurisdiction of	Date of
	Formation/	Formation/	Date of
Name	Incorporation	Acquisition	Disposition

South Yarmouth Massachusetts Hotel LP	Delaware	1/20/94	N/A
(acq. 3/16/05)

Coral Gables Florida Hotel LP	Delaware	5/21/96	N/A
(acq. 3/16/05)

Hyannis Massachusetts Hotel LP	Delaware	11/10/92	N/A
(acq. 3/16/05)

Falmouth Square Inn LP	Delaware	2/22/93	N/A
(acq. 3/16/05)

Commack New York Hotel LP	Delaware	4/13/94 (acq. 3/16/05)	N/A

Westbury New York Hotel LP	Delaware	4/13/94	N/A
(acq. 3/16/05)

Ashford Ft. Lauderdale Weston I LLC[7]	Delaware	6/1/05	N/A

Ashford Ft. Lauderdale Weston II LLC[8]	Delaware	6/1/05	N/A

Ashford Ft. Lauderdale Weston III LLC[9]	Delaware	6/1/05	N/A

[7]	Wholly-owned by Hyannis Massachusetts Hotel LP.

[8]	Wholly-owned by Coral Gables Florida Hotel LP.

[9]	Wholly-owned by South Yarmouth Massachusetts Hotel LP.

Exhibit A-9

EXHIBIT “B”
Definitions
“Attribution Rules” means that
(i) stock owned directly or indirectly by or for a corporation, partnership, estate, or trust shall be considered as being owned proportionately by its shareholders, partners, or beneficiaries;
(ii) an individual shall be considered as owning the stock owned, directly or indirectly by or for his family. For purposes of this paragraph, the family of an individual includes only his brothers and sisters (whether by the whole or half blood), spouse, ancestors, and lineal descendants;
(iii) if any person has an option to acquire stock, such stock shall be considered as owned by such person. For purposes of this paragraph, an option to acquire such an option, and each one of a series of such options, shall be considered as an option to acquire such stock;
(iv) stock constructively owned by a person by reason of the application of paragraph (i) or (iii) shall, for purposes of applying paragraph (i) or (ii), be treated as actually owned by such person; but stock constructively owned by an individual by reason of the application of paragraph (ii) shall not be treated as owned by him for purposes of again applying such paragraph in order to make another the constructive owner of such stock;
(v) if stock may be considered as owned by an individual under either paragraph (ii) or (iii) it shall be considered as owned by him under paragraph (iii); and
(vi) outstanding securities convertible into stock (whether or not convertible during the taxable year) shall be considered as outstanding stock.
“Code” means the Internal Revenue Code of 1986, as amended.
     “Eligible Independent Contractor” means, with respect to any Qualified Lodging Facility, any Independent Contractor if, at the time the Independent Contractor enters into a management agreement or other similar service contract with the Taxable REIT Subsidiary to operate (including manage) the Qualified Lodging Facility, such Independent Contractor (or any related person) is actively engaged in the trade or business of operating Qualified Lodging Facilities for any person who is not a related person with respect to the Company or any of its Taxable REIT Subsidiaries. For this purpose, persons are related to each other if they are treated as a single employer under subsections (a) or (b) of section 52 of the Code as set forth below.

Exhibit B-1

I. Section 52(a).
(A) Under section 52(a), all employees of all corporations which are members of the same controlled group of corporations are treated as employed by a single employer. A controlled group of corporations means any group of:
     (1) a parent-subsidiary group of corporations, which means one or more chains of corporations connected through stock ownership with a common parent corporation if -
(a) stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the total value of shares of all classes of stock of each of the corporations, except the common parent corporation, is owned by one or more of the other corporations; and
(b) the common parent corporation owns stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the total value of             shares of all classes of stock of at least one of the other corporations, excluding, in computing such voting power or value, stock owned directly by such other corporations.
     (2) a brother-sister controlled group, which means two (2) or more corporations if five (5) or fewer persons who are individuals, estates, or trusts own stock possessing-
(a) at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote or at least eighty percent (80%) of the total value of shares of all classes of the stock of each corporation; and
(b) more than fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or more than fifty percent (50%) of the total value of shares of all classes of stock of each corporation, taking into account the stock ownership of each such person only to the extent such stock ownership is identical with respect to each such corporation.
(3) a combined group, which means three (3) or more corporations each of which is a member of a group of corporations described in paragraphs (A)(1) or (2), and one of which –
(a) is a common parent corporation included in a group of corporations described in paragraph (A)(1) and also
(b) is included in a group of corporations described in paragraph (A)(2).
(B) In applying these rules, the following constructive ownership rules apply:

Exhibit B-2

(1) If any person has an option to acquire stock, such stock shall be considered as owned by such person.
(2) Stock owned, directly or indirectly, by or for a partnership shall be considered as owned by any partner having an interest of five percent (5%) or more in either the capital or profits of the partnership in proportion to his interest in capital or profits, whichever is greater.
(3) Stock owned, directly or indirectly, by or for an estate or trust shall be considered as owned by any beneficiary who has an actuarial interest of five percent (5%) or more in such stock, to the extent of such actuarial interest. Also, stock owned, directly or indirectly, by or for any portion of a trust of which a person is considered the owner (such as grantor trusts) shall be considered as owned by such person.
(4) Stock owned, directly or indirectly, by or for a corporation shall be considered as owned by any person who owns (under these constructive ownership rules) five percent (5%) or more in value of its stock in that proportion which the value of the stock which such person so owns bears to the value of all the stock in such corporation.
(5) An individual shall be considered as owning stock in a corporation owned, directly or indirectly, by or for his spouse (other than a spouse legally separated from the individual), except in the case of a corporation with respect to which each of the following conditions is satisfied for its taxable year –
(a) the individual does not, at any time during the taxable year, own directly any stock in such corporation;
(b) the individual is not a director or employee and does not participate in the management of such corporation at any time during such taxable year;
(c) not more than fifty percent (50%) of such corporation’s gross income for such taxable year was derived from royalties, rents, dividends, interest, and annuities; and
(d) such stock in such corporation is not, at any time during such taxable year, subject to conditions which substantially restrict or limit the spouse’s right to dispose of such stock and which run in favor of the individual or his children who have not attained the age of twenty-one (21) years.
(6) An individual is considered as owning stock owned, directly or indirectly, by or for his children who have not attained twenty-one (21) years of age, and, if the individual has not attained twenty-one (21) years of age, the stock owned, directly or indirectly, by or for his parents. An individual who owns (without regard to this paragraph (6)), more than fifty percent (50%) of the total combined

Exhibit B-3

voting power of all classes of stock entitled to vote or more than fifty percent (50%) of the total value of shares of all classes of stock in a corporation shall be considered as owning the stock in such corporation owned, directly or indirectly, by or for his parents, grandparents, grandchildren, and children who have not attained twenty-one (21) years of age. For purposes of these rules, a legally adopted child of an individual is treated as a child of such individual by blood.
(C) Furthermore, in applying the constructive ownership rules , the following operating rules apply:
(1) Stock owned constructively by a person by reason of paragraphs (B)(1), (2), (3), (4), (5) or (6) shall, for purposes of applying these rules, be treated as actually owned by such person, but stock owned constructively by an individual by reason of paragraphs (B)(5) or (6), shall not be treated as owned by him for purposes of again applying such paragraphs in order to make another the constructive owner of such stock.
(2) If stock is considered owned by a person under paragraph (B)(1) and another paragraph, it shall be considered as owned by him under paragraph (B)(1). If stock is owned by two (2) or more persons, the stock is considered as owned by the person whose ownership of such stock results in the corporation being a component member of a controlled group. If by reason of the previous sentence, a corporation would become a component member of two controlled groups, it shall be treated as a component member of one controlled group.
II. Section 52(b).
     Under section 52(b), all employees of trades or businesses which are under common control are treated as employed by a single employer. The term “trades or businesses that are under common control” means any group of trades or businesses that is either a “parent-subsidiary group under common control,” a “brother-sister group under common control,” or a “combined group under common control.” For these purposes, an organization includes a sole proprietorship, a partnership, a trust, an estate or a corporation, and an organization may be a member of only one group of trades or businesses under common control.
(A)	(1) The term “parent-subsidiary group under common control” means one or more chains of organizations conducting trades or businesses that are connected through ownership of a controlling interest with a common parent organization if a controlling interest in each of the organizations, except the common parent organization, is owned (directly and by considering any interest subject to an option as actually owned by the person holding the option) by one or more of the other organizations, and the common parent organization owns (directly and by considering any interest subject to an option as actually owned by the person holding the option) a controlling interest in at least one of the other organizations.

Exhibit B-4

(2) The term “controlling interest” for purposes of determining whether organizations are considered a parent-subsidiary group under common control means:
(a) in the case of a corporation, ownership of stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or more than fifty percent (50%) of the total value of the shares of all classes of stock of the corporation;
(b) in the case of a trust or estate, ownership of an actuarial interest of more than fifty percent (50%) of the estate or trust;
(c) in the case of a partnership, ownership of more than fifty percent (50%) of the profits or capital interest of the partnership; and
(d) in the case of a sole proprietorship, ownership of the sole proprietorship.
(B) (1) The term “brother-sister group under common control” means two (2) or more organizations conducting trades or businesses if the same five (5) or fewer persons own a controlling interest in each organization, and taking into account the ownership of each person only to the extent that person’s ownership is identical with respect to each organization, such persons are in effective control of each organization. The constructive ownership rules applied in section 52(a) shall apply for determining ownership, except that “stock” shall be replaced with “interest.”
(2) The term “controlling interest” for purposes of determining whether organizations are considered a brother-sister group under common control means:
(a) in the case of a corporation, ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote or at least eighty percent (80%) of the total value of the shares of all classes of stock of the corporation;
(b) in the case of a trust or estate, ownership of an actuarial interest of at least eighty percent (80%) of the estate or trust;
(c) in the case of a partnership, ownership of at least eighty percent (80%) of the profits or capital interest of the partnership; and
(d) in the case of a sole proprietorship, ownership of the sole proprietorship.
     (3) For purposes of this paragraph (B) (brother-sister group under common control), “effective control” means:

Exhibit B-5

(a) in the case of a corporation, ownership of stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or more than fifty percent (50%) of the total value of the shares of all classes of stock of the corporation;
(b) in the case of a trust or estate, ownership of an actuarial interest of more than fifty percent (50%) of the estate or trust;
(c) in the case of a partnership, ownership of more than fifty percent (50%) of the profits or capital interest of the partnership; and
(d) in the case of a sole proprietorship, ownership of the sole proprietorship.
(C) The term “combined group under common control” means a group of three (3) or more organizations, in which
(a) each organization is a member of either a parent-subsidiary group under common control or brother-sister group under common control, and
(b) at least one organization is the common parent organization of a parent-subsidiary group under common control and also a member of a brother-sister group under common control.
“Excess Noncash Income” means
     (1) the excess (if any) of:
(A) the amount determined under paragraph (2) for the taxable year, over
(B) five percent (5%) of the real estate investment trust taxable income for the taxable year determined without regard to the deduction for dividends paid and by excluding any net capital gain.
(2) The amount determined under this paragraph for the taxable year is the sum of:
(A) the amount (if any) by which -
(i) the amounts includible in gross income under Code section 467 (relating to certain payments for the use of property or services), exceed
(ii) the amounts which would have been includible in gross income without regard to such section, and
(B) any income on the disposition of a Real Estate Asset if -
(i) there is a determination by a court or by agreement with the Internal Revenue Service that such income is not eligible for

Exhibit B-6

nonrecognition under the tax-free exchange rules of Code section 1031 (related to “like kind” exchanges), and
(ii) failure to meet the requirements of Code section 1031 was due to reasonable cause and not to willful neglect,
(C) the amount (if any) by which -
(i) the amounts includible in gross income with respect to instruments to which Code sections 860E(a) (dealing with REMIC residual interests) or 1272 (dealing with original issue discount obligations) applies, exceed
(ii) the amount of money and the fair market value of other property received during the taxable year under such instruments, and
(D) amounts includible in income by reason of cancellation of indebtedness.
     “Foreclosure Property” means any real property (including Interests in Real Property), and any personal property incident to such real property acquired by the Company or the Partnerships as a result of the Company or the Partnerships having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was default or default was imminent on a lease of such property or on an indebtedness which such property secured. Such term does not include property acquired by the Company or the Partnerships as a result of indebtedness arising from the sale or other disposition of property which is Section 1221(a)(l) Property which was not originally acquired as Foreclosure Property.
     “Independent Contractor” means any person:
(i) who does not own, directly or indirectly, more than thirty-five percent (35%) of the shares, or certificates of beneficial interest, in the Company; and
(ii) if such person is a corporation, not more than thirty-five percent (35%) of the total combined voting power of whose stock (or thirty-five percent (35%) of the total shares of all classes of whose stock), or, if such person is not a corporation, not more than thirty-five percent (35%) of the interest in whose assets or net profits is owned, directly or indirectly, by one or more persons owning thirty-five percent (35%) or more of the shares in the Company.
     Only persons who own, directly or indirectly, more than five percent (5%) of the stock of the Company are taken into account as owning any stock for purposes of applying the thirty-five percent (35%) limitation set forth in paragraph (ii) above (but all of the outstanding stock is considered outstanding in order to compute the denominator for purpose of determining the applicable percentage of ownership). The Section 318 Attribution Rules shall be applied to determine ownership.
     “Interests in Real Property” means fee ownership and co-ownership of land or improvements thereon, leaseholds of land or improvements thereon, options to acquire land or

Exhibit B-7

improvements thereon, and options to acquire leaseholds of land or improvements thereon, but does not include mineral, oil, or gas royalty interests.
     “Person” means an individual, private foundation, charitable trust, and employee pension, profit sharing, stock bonus and supplemental unemployment benefit trust.
     “Prohibited Transaction” means the sale or other disposition of Section 1221(a)(l) Property, other than Foreclosure Property unless (i) the property sold was a Real Estate Asset, (ii) the Company or the Partnerships held the Real Estate Asset for at least four (4) years; (iii) the aggregate expenditures made by the Company or the Partnerships during the four (4) year period preceding the date of the sale which are includible in the basis of the Real Estate Asset do not exceed thirty percent (30%) of the net selling price of such asset, (iv) (A) neither the Company nor the Partnerships made more than seven (7) sales of property during any taxable year (other than Foreclosure Property or sales to which Code section 1033 applies), or (B) the aggregate adjusted bases (as determined for purposes of computing earnings and profits) of Real Estate Assets (other than Foreclosure Property or sales to which Code section 1033 applies) sold during the taxable year does not exceed ten percent (10%) of the aggregate bases (as so determined) of all of the assets of the Company or the Partnerships as of the beginning of the taxable year, (v) in the case of property which consists of land or improvements not acquired through foreclosure (or deed in lieu of foreclosure), or lease termination, the Company or the Partnerships has held the property for not less than four (4) years for production of rental income, and (vi) if the requirement of paragraph (iv)(A) is not satisfied, substantially all of the marketing and development expenditures with respect to the property were made through an Independent Contractor from whom neither the Company or the Partnerships derives nor receives income.
     “Qualified Lodging Facility” means any hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis (including customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to the Company) unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility.
     “Qualified REIT Subsidiary” means any corporation, other than a Taxable REIT Subsidiary, if one hundred percent (100%) of the stock of such corporation is held by the Company.
     “Qualified Temporary Investment Income” means any income which (i) is attributable to stock, or a bond, debenture, note, certificate or other evidence of indebtedness (excluding any annuity contract which depends, in whole or in substantial part, on the life expectancy of one or more individuals, or is issued by an insurance company in a transaction in which there is no consideration other than cash or another annuity contract meeting the requirements of this definition, pursuant to the exercise of an election under an insurance contract by a beneficiary thereof on the death of the insured party under such contract or in a transaction involving the qualified pension or employee benefit plan), (ii) is attributable to the temporary investment of

Exhibit B-8

new capital received by the Company, and (iii) is received or accrued during the one year period beginning on the date the Company receives such capital.
     “Real Estate Asset” means real property (including Interests in Real Property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, and any property (not otherwise a Real Estate Asset) attributable to the temporary investment of new capital, but only if such property is stock or a debt instrument, and only for the one year period beginning on the date the Company receives such capital.
     “REIT” means a real estate investment trust which meets the requirements of sections 856 through 860 of the Code.
     “Revoked” means the Company filed an election with the Internal Revenue Service revoking its status as a REIT.
     “Safe Harbor Provisions” means the safe harbor under Revenue Procedure 2003-65 under which a loan from a REIT secured by an interest in a partnership or limited liability company will be treated as a Real Estate Asset and the interest on the loan will be treated as an interest on an obligation secured by a mortgage on real property or on an Interest in Real Property. To be within the safe harbor, a REIT must comply with the following requirements:
(i) The borrower is either a partner in a partnership or the sole member of an eligible entity that for federal tax purposes is disregarded as an entity separate from its owner (i.e., a limited liability company (“LLC”)).
(ii) The loan is nonrecourse, secured only by the partner’s interest in the partnership, or the member’s interest in the disregarded entity; thus, in the event of default, the sole recourse is against the pledged ownership interest.
(iii) The Company was granted a first priority security interest in the pledged ownership interest. This security interest will place the Company’s claim as lender ahead of the claims of other creditors of the partner or LLC member. The pledged ownership interest cannot be further encumbered unless the security interest created is subordinate to the Company’s security interest.
(iv) Upon default and foreclosure on the secured loan, the Company will replace the borrower as a partner in the partnership or as the sole member of the disregarded entity. In the case of a loan secured by a partnership interest, the other partners in the partnership must have agreed that upon default and foreclosure they will not unreasonably oppose the admission of the Company as a partner.
(v) On the date the commitment by the Company to make the loan became binding on the Company, the partnership or disregarded entity held Real Estate Assets. If all or part of this real property is subsequently sold or otherwise transferred, the loan will become due and payable upon the sale or transfer of the Real Estate Assets.
(vi) On each testing date, the value of the Real Estate Assets held by the partnership or disregarded entity was at least eighty-five percent (85%) of the value of all of the assets

Exhibit B-9

of the partnership or disregarded entity. For this purpose a testing date means the close of the first quarter of the Company’s taxable year following the date on which the commitment by the Company to make the loan becomes binding on the Company, and the close of each subsequent quarter in which the partnership or disregarded entity acquires any assets other than Real Estate Assets, cash and cash items (including receivables), or government securities, or reasonable quantities of equipment and materials customarily used for the maintenance and repair of real property. For this purpose, asset acquisitions by a partnership or disregarded entity include additional partnership or member contributions.
(vii) The loan value of the Real Estate Assets owned by the partnership or disregarded entity equals or exceeds the amount of the loan as determined under Treasury Regulation section 1.856-5(c)(2) (which defines loan value to mean the fair market value of the Real Estate Assets as of the date the commitment to make or purchase the loan becomes binding on the Company). For this purpose, the loan value is reduced by any liens encumbering the Real Estate Assets, as well as by any other liabilities of the partnership or disregarded entity on the date the commitment by the Company to make the loan becomes binding on the Company. If the Real Estate Asset is owned by a partnership, only the proportionate share of the loan value (based upon the proportionate amount of capital allocable to the Company) attributable to the interest that secures the Company’s loan is taken into account.
(viii) Interest on the loan includes only an amount that constitutes compensation for the use or forbearance of money, and, subject to the exception contained in Treasury Regulation section 1.856-5(d) (which treats a proportionate amount of contingent interest as non-qualified income where the REIT’s loan provides for permissible contingent interest based on the borrower’s gross receipts but the borrower’s gross receipts depend, in part, on the profits of another person), the determination of the amount does not depend in whole or in part on the income or profits of any person.
     “Section 318 Attribution Rules” means that:
(1) Members of family
(A) An individual shall be considered as owning the stock owned, directly or indirectly, by or for:
(i) his spouse (other than a spouse who is legally separated from the individual), and
(ii) his children (including adopted children), grandchildren, and parents.
(2) Attribution from partnerships, estates, trusts and corporations
(A) From partnerships and estates — Stock owned, directly or indirectly, by or for a partnership or estate shall be considered as owned proportionately by its partners or beneficiaries.

Exhibit B-10

(B) From trusts –
     (i) Stock owned, directly or indirectly, by or for a trust (other than an employees’ trust described in section 401(a) which is exempt from tax under section 501(a)) shall be considered as owned by its beneficiaries in proportion to the actuarial interest of such beneficiaries in such trust.
     (ii) Stock owned, directly or indirectly, by or for any portion of a trust of which a person is considered the owner under subpart E of part I of subchapter J (relating to grantors and others treated as substantial owners) shall be considered as owned by such person.
(C) From corporations – If ten percent (10%) or more in value of the stock in a corporation is owned, directly or indirectly, by or for any person, such person shall be considered as owning the stock owned, directly or indirectly, by or for such corporation, in that proportion which the value of the stock which such person so owns bears to the value of all the stock in such corporation.
(3) Attribution to partnerships, estates, trusts and corporations
(A) To partnerships and estates –
(i)	If the partner owns, directly or indirectly, twenty-five percent (25%) or more of the capital or profits interest in the partnership, stock owned, directly or indirectly, by or for a partner shall be considered as owned by the partnership.

(ii)	Stock owned, directly or indirectly, by or for a beneficiary of an estate shall be considered as owned by the estate.
(B) To trusts -
     (i) Stock owned, directly or indirectly, by or for a beneficiary of a trust (other than an employees’ trust described in section 401(a) which is exempt from tax under section 501(a)) shall be considered as owned by the trust, unless such beneficiary’s interest in the trust is a remote contingent interest. For purposes of this clause, a contingent interest of a beneficiary in a trust shall be considered remote if, under the maximum exercise of discretion by the trustee in favor of such beneficiary, the value of such interest, computed actuarially, is five percent (5%) or less of the value of the trust property.
     (ii) Stock owned, directly or indirectly, by or for a person who is considered the owner of any portion of a trust under subpart E of part I of subchapter J (relating to grantors and others treated as substantial owners) shall be considered as owned by the trust.

Exhibit B-11

(C) If ten percent (10%) or more in value of the stock in a corporation is owned, directly or indirectly, by or for any person, such corporation shall be considered as owning the stock owned, directly or indirectly, by or for such person.
(4) If any person has an option to acquire stock, such stock shall be considered as owned by such person. For purposes of this paragraph, an option to acquire such an option, and each one of a series of such options, shall be considered as an option to acquire such stock.
(5) Operating rules
(A) Except as provided in subparagraphs (B) and (C) below, stock constructively owned by a person by reason of the application of paragraphs (1), (2), (3), or (4) shall, for purposes of applying paragraphs (1), (2), (3), and (4) be considered as actually owned by such person.
(B) Stock constructively owned by an individual by reason of the application of paragraph (1) shall not be considered as owned by him for purposes of again applying paragraph (1) in order to make another the constructive owner of such stock.
(C) Stock constructively owned by a partnership, estate, trust or corporation by reason of the application of paragraph (3) shall not be considered as owned by it for purposes of applying paragraph (2) in order to make another the constructive owner of such stock.
(D) For purposes of this paragraph, if stock may be considered as owned by an individual under paragraphs (1) or (4), it shall be considered as owned by him under paragraph (4).
(E) For purposes of these rules, an S corporation shall be treated as a partnership and any shareholder of the S corporation shall be treated as a partner of such partnership. The preceding sentence shall not apply for purposes of determining whether stock in the S corporation is constructively owned by any person.
     “Section 1221(a)(l) Property” means stock in trade of the taxpayer or other property of a kind which would properly be included in the inventory of the taxpayer if on hand at the close of the taxable year, or property held by the taxpayer primarily for sale to customers in the ordinary course of its trade or business.
     “Taxable REIT Subsidiary” means a corporation in which the Company directly or indirectly owns stock (other than another REIT, a corporation which directly or indirectly operates or manages a lodging facility or health care facility and, with certain exceptions, a corporation which directly or indirectly provides to any other person (under a franchise, license, or otherwise) rights to any brand name under which any lodging facility or health care facility is operated) with respect to which the Company and such corporation file a joint election with the Internal Revenue Service for such corporation to be treated as a Taxable REIT Subsidiary of the Company. Taxable REIT Subsidiary includes any corporation (other than a REIT) with respect to which a Taxable REIT Subsidiary owns, directly or indirectly, securities possessing more than thirty-five percent (35%), by vote or by value, of the total outstanding securities of such corporation.

Exhibit B-12

EXHIBIT “C”
Treasury Regulation Section 1.857-8
§ 1.857-8 Records to be kept by a real estate investment trust.
(a) In general. Under section 857(a)(2) a real estate investment trust is required to keep such records as will disclose the actual ownership of its outstanding stock. Thus, every real estate investment trust shall maintain in the internal revenue district in which it is required to file its income tax return permanent records showing the information relative to the actual owners of its stock contained in the written statements required by this section to be demanded from its shareholders. Such records shall be kept at all times available for inspection by any internal revenue officer or employee, and shall be retained so long as the contents thereof may become material in the administration of any internal revenue law.
(b) Actual owner of stock. The actual owner of stock of a real estate investment trust is the person who is required to include in gross income in his return the dividends received on the stock. Generally, such person is the shareholder of record of the real estate investment trust. However, where the shareholder of record is not the actual owner of the stock, the stockholding record of the real estate investment trust may not disclose the actual ownership of such stock. Accordingly, the real estate investment trust shall demand written statements from shareholders of record disclosing the actual owners of stock as required in paragraph (d) of this section.
(c) Stock ownership for personal holding company determination. For the purpose of determining under section 856(a)(6) whether a trust, claiming to be a real estate investment trust, is a personal holding company, the permanent records of the trust shall show the maximum number of shares of the trust (including the number and face value of securities convertible into stock of the trust) to be considered as actually or constructively owned by each of the actual owners of any of its stock at any time during the last half of the trust’s taxable year, as provided in section 544.
(d) Statements to be demanded from shareholders. The information required by paragraphs (b) and (c) of this section shall be set forth in written statements which shall be demanded from shareholders of record as follows:
(1) In the case of a trust having 2,000 or more shareholders of record of its stock on any dividend record date, from each record holder of 5 percent or more of its stock; or
(2) In the case of a trust having less than 2,000 and more than 200 shareholders of record of its stock on any dividend record date, from each record holder of 1 percent or more of its stock; or
(3) In the case of a trust having 200 or less shareholders of record of its stock on any dividend record date, from each record holder of one-half of 1 percent or more of its stock.
Exhibit C-1

(e) Demands for statements. The written statements from shareholders of record shall be demanded by the real estate investment trust in accordance with paragraph (d) of this section within 30 days after the close of the real estate investment trust’s taxable year (or before June 1, 1962, whichever is later). When making demand for such written statements, the trust shall inform each such shareholder of his duty to submit at the time he files his income tax return (or before July 1, 1962, whichever is later) the statements which are required by § 1.857-9 if he fails or refuses to comply with such demand. A list of the persons failing or refusing to comply in whole or in part with the trust’s demand for statements under this section shall be maintained as a part of the trust’s records required by this section. A trust which fails to keep such records to show, to the extent required by this section, the actual ownership of its outstanding stock shall be taxable as an ordinary corporation and not as a real estate investment trust.
Exhibit C-2

EXHIBIT “D”
Form of Lease
(Begins on next page)
Exhibit D-1

EXHIBIT “E”
Hedges
(1) the Swap Transaction with SMBC Derivative Products Limited dated September 2, 2004;
(2) four Swap Transactions with CALYON New York Branch dated September 2, 2004; and
(3) the Early Rate Lock Agreement by and between Ashford Hospitality Limited Partnership and Merrill Lynch Mortgage Lending, Inc. dated April 26, 2005.
Exhibit E-1

EXHIBIT “F”
Leases
(Begins on next page)
Exhibit F-1

Leases during Relevant Period

		Date	Date of
Property	Parties	Acquired	Disposition

Radisson — Holtsville, NY	Ashford Holtsville LP – Lessor	08/29/03	N/A
Ashford TRS Corporation – Lessee

Embassy Suites — Dulles, VA	Ashford Dulles LP – Lessor	08/29/03	N/A
Ashford TRS Corporation – Lessee

Embassy Suites — Las Vegas, NV	Ashford Las Vegas LP – Lessor	08/29/03	N/A
Ashford TRS Corporation – Lessee

Radisson — Covington, KY	Ashford Covington LP – Lessor	08/29/03	N/A
Ashford TRS Corporation – Lessee

Embassy Suites — Dallas, TX	Ashford Dallas LP – Lessor	08/29/03	N/A
Ashford TRS Corporation – Lessee

Embassy Suites — Austin, TX	Ashford Austin LP – Lessor	08/29/03	N/A
Ashford TRS Corporation – Lessee

Embassy Suites — Syracuse, NY	Ashford Syracuse LP – Lessor	10/08/03	N/A
Ashford TRS Corporation – Lessee

Embassy Suites — Phoenix, AZ	Ashford Phoenix LP – Lessor	10/08/03	N/A
Ashford TRS Corporation – Lessee

Embassy Suites — Flagstaff, AZ	Ashford Flagstaff LP – Lessor	10/08/03	N/A
Ashford TRS Corporation – Lessee

Doubletree Guest Suites – Dayton,	Ashford Dayton LP – Lessor	10/08/03	N/A
OH	Ashford TRS Corporation – Lessee

Doubletree Guest Suites –	Ashford Columbus LP – Lessor	10/08/03	N/A
Columbus, OH	Ashford TRS Corporation – Lessee

Homewood Suites — Mobile, AL	Ashford Mobile LP – Lessor	11/24/03	N/A
Ashford TRS Corporation – Lessee

Hilton Garden Inn – Jacksonville,	Ashford Jacksonville I LP – Lessor	11/24/03	N/A
FL	Ashford TRS I, LLC – Lessee

SpringHill Suites – Jacksonville, FL	Ashford Jacksonville II LP – Lessor	11/24/03	N/A
Ashford TRS Corporation – Lessee
Exhibit F-2

		Date	Date of
Property	Parties	Acquired	Disposition

Hampton Inn — Lawrenceville, GA	Ashford Lawrenceville LP – Lessor	11/24/03	N/A
Ashford TRS Corporation – Lessee

Residence Inn – Lake Buena Vista,	Ashford Buena Vista LP – Lessor	03/24/04	N/A
FL	Ashford TRS Corporation – Lessee

Sea Turtle Inn — Atlantic Beach, FL	Ashford Atlantic Beach LP – Lessor	04/01/04	N/A
Ashford TRS II, LLC – Lessee

SpringHill Suites – BWI Airport,	Ashford BWI Airport LP – Lessor	05/17/04	N/A
MD	Ashford TRS Corporation – Lessee

Sheraton — Bucks County, PA	Ashford Bucks County LLC – Lessor	07/07/04	N/A
Ashford TRS Corporation – Lessee

Fairfield Inn — Kennesaw, GA	Ashford Kennesaw I LP – Lessor	07/23/04	N/A
Ashford TRS Corporation – Lessee

SpringHill Suites — Kennesaw, GA	Ashford Kennesaw II LP – Lessor	07/23/04	N/A
Ashford TRS Corporation – Lessee

SpringHill Suites — Buford, GA	Ashford Buford II LP – Lessor	07/23/04	N/A
Ashford TRS Corporation – Lessee

Hampton Inn — Buford, GA	Ashford Buford I LP – Lessor	07/23/04	N/A
Ashford TRS Corporation – Lessee

Hampton Inn — Horse Cave, KY	Ashford Horse Cave LP – Lessor	09/02/04	N/A
Ashford TRS Lessee, LLC – Lessee

Courtyard by Marriott – Louisville,	Ashford Louisville LP – Lessor	09/02/04	N/A
KY	Ashford TRS Lessee, LLC – Lessee

Courtyard by Marriott –	Ashford Bloomington LP – Lessor	09/02/04	N/A
Bloomington, IN	Ashford TRS Lessee, LLC – Lessee

Courtyard by Marriott – Columbus,	Ashford Tipton Lakes LP – Lessor	09/02/04	N/A
IN	Ashford TRS Lessee, LLC – Lessee

Fairfield Inn — Evansville, IN	Ashford Evansville II LP – Lessor	09/02/04	N/A
Ashford TRS Lessee, LLC – Lessee

Residence Inn — Evansville, IN	Ashford Evansville III LP – Lessor	09/02/04	N/A
Ashford TRS Lessee, LLC – Lessee
Exhibit F-3

		Date	Date of
Property	Parties	Acquired	Disposition

Fairfield Inn — Princeton, IN	Ashford Princeton LP – Lessor	09/02/04	N/A
Ashford TRS Lessee, LLC – Lessee

Hampton Inn — Terre Haute, IN	Ashford Terre Haute LP – Lessor	09/02/04	N/A
Ashford TRS Lessee, LLC – Lessee

Hampton Inn — Evansville, IN	Ashford Evansville I LP – Lessor	09/02/04	N/A
Ashford TRS Lessee, LLC – Lessee

Hyatt Regency — Anaheim, CA	Ashford Anaheim LP – Lessor
	Ashford TRS Corporation – Lessee	10/01/04	N/A

Hilton — Nassau Bay, TX	New Clear Lake Hotel LP – Lessor	3/16/05	N/A
Ashford TRS IV LLC – Lessee

Radisson — Indianapolis Airport, IN	Ashford Indy Airport LP – Lessor	3/16/05	N/A
Ashford TRS IV LLC – Lessee

Hilton — St. Petersburg, FL	St. Petersburg Florida Hotel LP-Lessor	3/16/05	N/A
Ashford TRS V LLC – Lessee

Radisson — Milford, MA	Ashford Milford LP – Lessor	3/16/05	N/A
Ashford TRS IV LLC – Lessee

Holiday Inn — Coral Gables, FL	Coral Gables Florida Hotel LP-Lessor	3/16/05	6/15/05
Ashford TRS Corporation-Lessee

Howard Johnson — Commack, NY	Commack New York Hotel LP-Lessor	3/16/05	N/A
Ashford TRS V LLC – Lessee

Crowne Plaza — Beverly Hills, CA	New Beverly Hills Hotel LP-Lessor	3/16/05	N/A
Ashford TRS IV LLC-Lessee

Ramada — Hyannis, MA	Hyannis Massachusetts Hotel LP-Lessor	3/16/05	4/19/05
Ashford TRS Corporation-Lessee

Howard Johnson — Westbury, NY	Westbury New York Hotel LP-Lessor	3/16/05	N/A
Ashford TRS V LLC – Lessee

Radisson — Ft. Worth, TX	New Fort Tower I Hotel LP – Lessor	3/16/05	N/A
New Fort Tower II Hotel LP – Lessor
Ashford TRS IV LLC – Lessee
Exhibit F-4

		Date	Date of
Property	Parties	Acquired	Disposition

Inn on the Square — Falmouth, MA	Falmouth Square Inn LP – Lessor	3/16/15	6/14/05
Ashford TRS Corporation – Lessee

Sheraton — Minnetonka, MN	Minnetonka Minnesota Hotel LP –Lessor	3/16/05	N/A
Ashford TRS III LLC – Lessee

Radisson — Rockland, MA	Rockland Massachusetts Hotel LP-Lessor	3/16/05	N/A
Ashford TRS III LLC – Lessee

Crowne Plaza — Key West, FL	Key West Florida Hotel LP – Lessor	3/16/05	N/A
Ashford TRS III LLC – Lessee

Embassy Suites — Houston, TX	New Houston Hotel LP – Lessor	3/16/05	N/A
Ashford TRS IV LLC – Lessee

Embassy Suites — West Palm	Palm Beach Florida Hotel and Office	3/16/05	N/A
Beach Gardens, FL	Building LP – Lessor
Ashford TRS V LLC – Lessee

Historic Inns — Annapolis, MD	Annapolis Maryland Hotel LP – Lessor	3/16/05	N/A
Ashford TRS III LLC – Lessee

Radisson — Indianapolis Downtown,	New Indianapolis Downtown Hotel	3/16/05	N/A
IN	LP – Lessor
Ashford TRS IV LLC – Lessee

Gull Wing Suites — Yarmouth, MA	South Yarmouth Massachusetts Hotel	3/16/05	6/7/05
LP – Lessor
Ashford TRS Corporation – Lessee

Best Western – Dallas, TX	Acquired by Ashford TRS Corporation	3/16/05	4/1/05

Ramada – Warner Robbins, GA	Acquired by Ashford TRS Corporation	3/16/05	4/22/05

Hilton — Santa Fe, NM	Ashford Santa Fe LP – Lessor	3/22/05	N/A
Ashford TRS Corporation – Lessee

Residence Inn – Orlando	Ashford Orlando Sea World LP – Lessor	6/17/05	N/A
Sea World, FL	Ashford TRS Lessee I LLC – Lessee

Residence Inn — Cottonwood, UT	Ashford Salt Lake LP – Lessor	6/17/05	N/A
Ashford TRS Lessee I LLC – Lessee

Courtyard — Palm Desert, CA	Ashford Ruby Palm Desert I LP – Lessor	6/17/05	N/A
Ashford TRS Lessee I LLC – Lessee
Exhibit F-5

		Date	Date of
Property	Parties	Acquired	Disposition

Residence Inn — Palm Desert, CA	Ashford Ruby Palm Desert I LP – Lessor	6/17/05	N/A
Ashford TRS Lessee I LLC – Lessee

SpringHill Suites – University	Ashford Charlotte LP – Lessor	6/17/05	N/A
Research Park, NC	Ashford TRS Lessee I LLC – Lessee

Residence Inn — Fairfax, VA	Ashford Falls Church LP – Lessor	6/17/05	N/A
Ashford TRS Lessee II LLC – Lessee

SpringHill Suites – Gaithersburg,	Ashford Gaithersburg LP – Lessor	6/17/05	N/A
MD	Ashford TRS Lessee II LLC – Lessee

Residence Inn – Sorrento Mesa, CA	Ashford Mira Mesa San Diego LP-Lessor	6/17/05	N/A
Ashford TRS Lessee II LLC – Lessee

Courtyard — Irvine Spectrum, CA	Ashford Irvine Spectrum Foothill	6/17/05	N/A
Ranch LP – Lessor
Ashford TRS Lessee II LLC – Lessee

SpringHill Suites–Durham Airport,	Ashford Raleigh LP – Lessor	6/17/05	N/A
NC	Ashford TRS Lessee II LLC – Lessee

SpringHill Suites — Centreville, VA	Ashford Centreville LP – Lessor	6/17/05	N/A
Ashford TRS Lessee III LLC – Lessee

Courtyard — Reagan Airport, VA	Ashford Crystal City LP – Lessor	6/17/05	N/A
Ashford TRS Lessee III LLC – Lessee

Courtyard — Overland Park, KS	Ashford Overland Park LP – Lessor	6/17/05	N/A
Ashford TRS Lessee III LLC – Lessee

Courtyard – Alpharetta, GA	Ashford Alpharetta LP – Lessor	6/17/05	N/A
Ashford TRS Lessee III LLC – Lessee

Courtyard — Ft. Lauderdale, FL	Ashford Ft. Lauderdale Weston I LLC –	6/17/05	N/A
Lessor
Ashford Ft. Lauderdale Weston II LLC -
Lessor
Ashford Ft. Lauderdale Weston III LLC -
Lessor
Ashford TRS Lessee III LLC – Lessee

Residence Inn – Fishkill, NY	Acquired by Ashford TRS VI Corporation	6/17/05	N/A
Exhibit F-6

		Date	Date of
Property	Parties	Acquired	Disposition

Residence Inn – Orlando, FL	Acquired by Ashford TRS VI Corporation	6/17/05	N/A

Residence Inn – Ft. Worth, TX	Acquired by Ashford TRS VI Corporation	6/17/05	N/A

Residence Inn – Tyler, TX	Acquired by Ashford TRS VI Corporation	6/17/05	N/A

Residence Inn – Sacramento, CA	Acquired by Ashford TRS VI Corporation	6/17/05	N/A

Residence Inn – Wilmington, DE	Acquired by Ashford TRS VI Corporation	6/17/05	N/A

Residence Inn – Providence, RI	Acquired by Ashford TRS VI Corporation	6/17/05	N/A

Residence Inn – Ann Arbor, MI	Acquired by Ashford TRS VI Corporation	6/17/05	N/A

TownePlace Suites – Miami
Airport, FL	Acquired by Ashford TRS VI Corporation	6/17/05	N/A

TownePlace Suites – Miami
Lakes, FL	Acquired by Ashford TRS VI Corporation	6/17/05	N/A

TownePlace Suites – Mt. Laurel,
NJ	Acquired by Ashford TRS VI Corporation	6/17/05	N/A

TownePlace Suites – Ft. Worth, TX	Acquired by Ashford TRS VI Corporation	6/17/05	N/A

TownePlace Suites – Silicon
Valley, CA	Acquired by Ashford TRS VI Corporation	6/17/05	N/A

TownePlace Suites – Portland, ME	Acquired by Ashford TRS VI Corporation	6/17/05	N/A

TownePlace Suites – Boston, MA	Acquired by Ashford TRS VI Corporation	6/17/05	N/A
Exhibit F-7

EXHIBIT “G”
Loans (Assets)
Loans (Assets) during Relevant Period

Original
	Amount	Date	Date of
Property	of Loan	Acquired	Disposition

Hilton Times Square	$10 million	11/26/03	N/A
Adam’s Mark – Denver, CO	$15 million	01/23/04	N/A
17 Wyndham-owned hotels	$25 million	03/04/04	N/A
Embassy Suites – Boston Logan Airport	$15 million	03/19/04	N/A
Northland Inn & Conference Center	$6.6 million	03/24/04	N/A
Westin – Westminster, CO	$11 million	09/10/04	N/A
Hotel Teatro	$5 million	09/20/04	N/A
Viceroy Hotel	$8 million	02/08/05	N/A
Penn’s Landing	$8 million	04/13/05	N/A
Garden Grove	$8.5 million	05/31/05	N/A
Marriott Cool Springs	$4 million	06/20/05	N/A
Sheraton Gunter	$5.6 million	07/13/05	N/A
Exhibit G-1